EXHIBIT 10.13




                  FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement is dated as of May 11, 1995, 1995 and is by and between Robert R. Denton ("Executive") and Lomas Financial Corporation (the "Company").

          WHEREAS, the parties have come to recognize over the course of Executive's employment that the business of the Company is inextricably linked to the operations of its principal subsidiary, Lomas Mortgage USA, Inc. ("LMUSA"); and

          WHEREAS, the parties have come to recognize over the same period that the greatest portion of Executive's time and effort must be devoted to LMUSA if the Company is to preserve its value to its shareholders; and

          WHEREAS, the parties wish to formalize the contractual relationship between LMUSA and Executive;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

          1. Position. In addition to serving as Executive Vice President of the Company, Executive shall serve as Executive Vice President of LMUSA and shall have such duties and responsibilities with regard to LMUSA as are consistent with those of an executive vice president. Executive shall devote such time as is necessary to the performance of his duties for LMUSA.
Section 2 of the Employment Agreement dated December 1, 1994 (the "Agreement") is amended accordingly.

          2. Termination. Executive's term of employment with LMUSA shall be co-terminus with his employment with the Company subject to the terms of the Agreement. Executive's employment with LMUSA may only be terminated concurrently with his employment with the Company as provided in section 7 of the Agreement. For purposes of section 11 of the Agreement, a "Sale" shall include a sale of an interest in the stock or assets of LMUSA to the same extent as provided therein for a sale of the stock or assets of the Company.

          3. Indemnification. Executive shall enjoy the same duty of indemnification from LMUSA as he enjoys from the Company for the performance of Executive's duties on behalf of LMUSA.

          4. Joint and Several Liability. The liability of LMUSA and the Company for payment of the salary, bonus, benefits and other perquisites due Executive under the Agreement shall be joint and several, without requirement to apportion between LMUSA and the Company the relative time and effort spent on behalf of each by Executive.

          5. Relation Back. This First Amendment to Employment Agreement relates back to the execution of the Employment Agreement such that LMUSA assumes joint and several liability for all of the Company's duties and obligations to Executive from and after that date to and including the present and ratifies all agreements and understandings between the Company and Executive.

          6. Execution by LMUSA. LMUSA joins in the execution of this First Amendment to Employment Agreement, although not originally a party to the Agreement, for the purpose of acknowledging the terms of this First Amendment to Employment Agreement and to signify that it is contractually bound by the terms hereof.

          IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date written above.

LOMAS FINANCIAL CORPORATION



By: /s/ Louis P. Gregory
    -------------------------------
Its: Senior Vice President & General Counsel
     ------------------------------


LOMAS MORTGAGE USA, INC.



By: /s/ Louis P. Gregory
    -------------------------------
Its: Senior Vice President & General Counsel
     ------------------------------



/s/ Robert R. Denton
- -----------------------------------
          Robert R. Denton